Exhibit 10.1

EXECUTION VERSION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of June 8, 2012 (this “Limited Guarantee”), by Mr. Shudong Xia and SAIF Partners IV L.P. (the “Guarantors”) in favor of China TransInfo Technology Corp., a Nevada corporation (the “Guaranteed Party”). Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1.                 GUARANTEE. (a) To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual performance and discharge of all of the payment obligations of Parent and Merger Sub with respect to the payment of (i) the Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement, (ii) any reimbursement of costs and expenses pursuant to the last sentence of Section 8.3(d) of the Merger Agreement, and (iii) any amount in respect of which the Guaranteed Party is reimbursed by Parent or Merger Sub pursuant to Section 6.8(a) of the Merger Agreement (collectively, the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall such Guarantor’s aggregate liability under this Limited Guarantee exceed such Guarantor’s respective percentage, as set forth opposite its or his name on Annex A hereto, of the amount of the Obligations (the “Maximum Amount”). No Guarantor shall have any obligations or liability to any Person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.

(b)                 Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations when due, then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect such Obligations from the Guarantors (subject to each Guarantor’s Maximum Amount). In furtherance of the foregoing, the Guarantors acknowledge that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of the Obligations (subject to each Guarantor’s Maximum Amount), regardless of whether any action is brought against Parent or Merger Sub. Each Guarantor agrees, severally but not jointly nor jointly and severally, to pay on demand its pro rata portion (based on the percentage set forth in Annex A hereto) of all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with enforcement of its rights hereunder if (i) any of the Guarantors assert in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms or (ii) any of the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantors are required to make such payment hereunder.

2.                 NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. This is an unconditional guarantee of payment and not of collectability. Each Guarantor reserves the right to assert defenses which Parent or Merger Sub may have to payment of any Obligations, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.

3.                 CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party, Parent or Merger Sub without in any way impairing or affecting each Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other Person interested in the transactions contemplated by the Merger Agreement; (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (d) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (e) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations; (f) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of Section 8.4 thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligations; (g) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; or (h) any discharge of any Guarantor as a matter of applicable Law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement). To the fullest extent permitted by applicable law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligation (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement), including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of such Guarantor’s obligations hereunder. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Related Persons (as defined below) not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Financing or the transactions contemplated thereby against the Guarantors or any Non-Recourse Party (as defined below), except for (i) claims against the Guarantors under this Limited Guarantee (subject to the limitations contained herein) and (ii) claims against Parent and Merger Sub under the Merger Agreement ((i) and (ii) collectively, the “Retained Claims”). The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement (other than by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at Law)), each Guarantor shall be similarly relieved of its corresponding obligations under this Limited Guarantee.

4.                 NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.                 REPRESENTATIONS AND WARRANTIES. Each Guarantor (other than, in the case of Mr. Shudong Xia, the representations and warranties contained in Sections 5(a) and 5(b)(i)) hereby represents and warrants to the Guaranteed Party that:

(a)                 such Guarantor is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization;

(b)                 the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene (i) any provision of such Guarantor’s charter documents, partnership agreement, operating agreement or similar organizational documents or (ii) any Law or contractual restriction binding on the Guarantor or its assets;

(c)                 all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(d)                 this Limited Guarantee constitutes a legal, valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(e)                 (i) such Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.                 NO ASSIGNMENT. Neither the Guarantors nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the other party hereto.

7.                 NOTICES. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to Mr. Shudong Xia, to:

c/o China TransInfo Technology Corp.
9th Floor, Vision Building,
39 Xueyuanlu, Haidian District,
Beijing 100191, China

Attention: Mr. Shudong Xia
Facsimile: +86 10 5169 1666

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004 China

Attention: Peter X. Huang
Facsimile: +86 10 6535 5577

if to SAIF, to:

SAIF Partners IV L.P.
2516-2520, Two Pacific Place
88 Queensway, Hong Kong
Attention: Andrew Y. Yan
Facsimile: +852 2234 9116

or to such other address or facsimile number as the Guarantors shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement. All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8.                 CONTINUING GUARANTEE. This Limited Guarantee will terminate, and be of no further force or effect, upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or under circumstances in which Parent and Merger Sub would not have any Obligations (including, without limitation, the obligation to pay the Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement) and (c) the 90th day following the termination of the Merger Agreement in accordance with its terms under circumstances in which Parent or Merger Sub would have such Obligations (including, without limitation, the obligation to pay the Parent Termination Fee pursuant to Section 8.3(c) of the Merger Agreement), unless a claim for such a payment has been made in writing prior thereto, in which case this Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such claim and payment of the Guarantors’ obligations hereunder (subject to each Guarantor’s Maximum Amount), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee. If any payment or payments made by Parent or Merger Sub or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting each Guarantor’s liability to the Maximum Amount are illegal, invalid or unenforceable in whole or in part or that any Guarantor is liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party (other than the Retained Claims) or any Guarantor, Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement (other than the Retained Claims), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (y) if any Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Equity Financing or under this Limited Guarantee.

9.                 NO RECOURSE.

(a)                 The Guaranteed Party acknowledges that the sole assets of each of Parent and Merger Sub are (i) its rights under the Transaction Agreements and (ii) de minimis amount of cash and that no funds are expected to be contributed to either Parent or Merger Sub until immediately prior to the Closing. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person (other than the Guarantors and any permitted assignees thereof) have any obligations under this Limited Guarantee and that, notwithstanding that any Guarantor may be a partnership or limited liability company, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of a Guarantor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however any such Persons that constitute a Guarantor hereunder or an assignee thereof (each of excluded parties, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for any Retained Claims.

(b)                 Recourse against the Guarantors and their permitted assignees under and pursuant to the terms of this Limited Guarantee and the Retained Claims shall be the only and exclusive remedy of the Guaranteed Party and all of its Related Persons against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any Person other than the Guaranteed Party any rights or remedies against any Person, except as expressly set forth in this Limited Guarantee.

(c)                 For the purposes of this Limited Guarantee, pursuit of a claim against a Person by the Guaranteed Party or any Related Person of the Guarantee Party shall be deemed to be pursuit of a claim by the Guaranteed Party. A Person shall be deemed to have pursued a claim against another Person if such first Person brings a legal action against such second Person, adds such second Person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second Person.

(d)                 For the purposes of this Limited Guarantee, the term “Related Person” shall mean any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of a Person or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

10.                 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.                 ENTIRE AGREEMENT. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

12.                 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Limited Guarantee and all claims and defenses arising out of or relating to this Limited Guarantee or the breach, termination or validity of this Limited Guarantee, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereto hereby (a) submit for itself and its property to the exclusive jurisdiction of any state court sitting in New York City or any federal court sitting in the Southern District of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto; (b) consents that any such action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in such court or that such court is an inconvenient forum for the action and agrees not to assert, plead or claim the same; (c) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets; (d) irrevocably waives any right to remove any such action from the state court sitting in New York City or any federal court sitting in the Southern District of New York to any other court; (e) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the address set forth in Section 7 of this Limited Guarantee); and (f) agrees that nothing in this Limited Guarantee shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

13.                 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

14.                 NO THIRD PARTY BENEFICIARIES. Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15.                 COUNTERPARTS. This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or in .pdf form, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.                 SEVERABILITY. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against the Guarantors without giving effect to the Maximum Amount of the Guarantors or the provisions set forth in Sections 3, 9 and 10. No party hereto shall assert, and each party shall cause its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17.                 HEADINGS. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

SHUDONG XIA

By: /s/ Shudong Xia

SAIF PARTNERS IV L.P.

By: /s/ Andrew Y. Yan
Name: Andrew Y. Yan
Title: Authorized Signatory

Accepted and Agreed to:

CHINA TRANSINFO TECHNOLOGY CORP.

By:  /s/ Xingming Zhang
Name: Xingming Zhang
Title: Chairman of the Special Committee

Annex A

Guarantor	Pro Rata Share
Mr. Shudong Xia	70%
SAIF Partners IV L.P.	30%